UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FGBC BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Georgia	20-02743161
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
101 Main Street
Franklin, Georgia 30217
(Address and Zip Code of Principal Executive Offices)
FGBC Bancshares, Inc. 2007 Equity Plan
(Full title of the Plan)
Teresa L. Martin
FGBC Bancshares, Inc.
101 Main Street
Franklin, Georgia 30217
(678) 839-4510
(Name and address and telephone number (including area code) of agent for service)
with copies to:
Michael P. Marshall, Jr.
Miller & Martin PLLC
1170 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
(404) 962-6442
Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share	price	registration Fee
Common Stock, no par value	362,662 shares (1)	$7.11(2)	$2,578,527	$79.16

(1)	This figure is based on the maximum number of shares that may be issued by FGBC Bancshares, Inc. under its 2007 Equity Plan. This Registration Statement also covers any additional shares of common stock issued or issuable as a result of a stock split or a stock dividend.

(2)	Determined pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and represents the per share book value of the common stock as of March 31, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to recipients of awards under the 2007 Equity Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents are incorporated by reference in this Registration Statement:
a.	Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2007 (File No. 000-51957).

b.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant document referred to in paragraph (a) above.

c.	The description of the common stock, no par value, of the Registrant contained within the section entitled “Item 11. Description of Securities to be Registered” in the Registrant’s registration statement on Form 10-12G/A, as filed with the SEC on June 29, 2006 (File No. 000-51957).
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as modified or superseded.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.
     Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.
     Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.
     The Registrant’s Bylaws currently provide that, except in cases where the proceeding is by or in the right of the Registrant or the director or officer is adjudged liable on the basis that he or she improperly received a personal benefit, the Registrant shall indemnify any officer or director who is made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if he or she acted in a manner he or she believed in good faith to be in or not opposed to the Registrant’s best interests and in the case of a criminal proceeding he or she had no reasonable cause to believe his or her conduct was unlawful. Officers and directors of the Registrant are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from his or her status as a director or officer. The cost of such insurance is borne by the Registrant as permitted by the laws of the State of Georgia.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The following exhibits are filed as part of the Registration Statement:

Exhibit	Description

3.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006)

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006)

5	Opinion and Consent of Miller & Martin PLLC

10.1	FGBC Bancshares, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006).

10.2	FGBC Bancshares, Inc. 2007 Equity Plan

10.3	Employment Agreement with Jackie L. Reed (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006).

10.4	Employment Agreement with Teresa L. Martin (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006).

10.5	Employment Agreement with Gregory S. Akins (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 10-12G/A filed with the SEC on June 29, 2006).

21	List of Subsidiaries (incorporated by reference to Exhibit 21 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006).

23.1	Consent of Mauldin & Jenkins, LLC

23.2	Consent of Miller & Martin PLLC (contained in Exhibit 5)

24	Powers of Attorney contained on the signature pages of this Registration Statement
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Georgia, on the 26th day of June, 2007.

FGBC BANCSHARES, INC.

By:	/s/ Teresa L. Martin

Teresa L. Martin Chief Financial Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints JACKIE L. REED or TERESA L. MARTIN as his/her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, with either having full authority to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done regarding the aforesaid, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that either of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jackie L. Reed Jackie L. Reed	President, Chief Executive Officer and Director [Principal Executive Officer]	June 26, 2007
/s/ Teresa L. Martin Teresa L. Martin	Chief Financial Officer and Executive Vice President [Principal Financial Officer and Principal Accounting Officer]	June 26, 2007
Roy L. Denney	Director	___, 2007
/s/ Walter D. Duke Walter D. Duke	Director	June 26, 2007
/s/ Wyche T. Green, III Wyche T. Green, III	Director	June 26, 2007

/s/ Greg M. Hagan Greg M. Hagan	Director	June 26, 2007
/s/ George B. Hamil, Jr. George B. Hamil, Jr.	Director	June 26, 2007
/s/ Terry L. Harper Terry L. Harper	Director	June 26, 2007
/s/ Emmet K. Harrod Emmet K. Harrod	Director	June 26, 2007
/s/ Howard J. Lindsey Howard J. Lindsey	Director	June 26, 2007
/s/ Dennis H. McDowell Dennis H. McDowell	Director	June 26, 2007
/s/ Edward R. Newbern Edward R. Newbern	Director	June 26, 2007
/s/ Carl R. Sewell, Jr. Carl R. Sewell, Jr.	Director	June 26, 2007
/s/ Bart R. Smith Bart R. Smith	Director	June 26, 2007
/s/ Gleamer L. Smith, Jr. Gleamer L. Smith, Jr.	Director	June 26, 2007
/s/ David G. Sorrell David G. Sorrell	Director	June 26, 2007
Robert L. Stewart, Jr.	Director	___, 2007

Index to Exhibits

Exhibit	Description

3.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006)

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006)

5	Opinion and Consent of Miller & Martin PLLC

10.1	FGBC Bancshares, Inc. 2004 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006).

10.2	FGBC Bancshares, Inc. 2007 Equity Plan

10.3	Employment Agreement with Jackie L. Reed (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006).

10.4	Employment Agreement with Teresa L. Martin (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006).

10.5	Employment Agreement with Gregory S. Akins (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 10-12G/A filed with the SEC on June 29, 2006).

21	List of Subsidiaries (incorporated by reference to Exhibit 21 of the Registrant’s Form 10-12G filed with the SEC on May 1, 2006).

23.1	Consent of Mauldin & Jenkins, LLC

23.2	Consent of Miller & Martin PLLC (contained in Exhibit 5)

24	Powers of Attorney contained on the signature pages of this Registration Statement